UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SYNTHETECH, INC.
(Name of Registrant as Specified In Its Charter)

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SYNTHETECH, INC.
1290 Industrial Way
Albany, Oregon  97322

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
THURSDAY, JULY 19, 2007
Time and Date

1:30 p.m., Pacific time, on Thursday, July 19, 2007

Place

Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, Oregon 97209

Items of Business

1.	To elect six directors to serve for the ensuing year and until their successors are elected.
2.	To ratify the appointment of Peterson Sullivan PLLC as the independent registered public accounting firm for the fiscal year ending March 31, 2008.
3.	To consider any other business that may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned and postponed.

Record Date

You are entitled to vote only if you were a Synthetech shareholder as of the close of business on May 24, 2007.

Voting

Your vote is very important.  Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and to submit your proxy or voting instructions as soon as possible.  You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy card or voting instructions in the pre-addressed envelope provided.  For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and Annual Meeting beginning on page 1 of the accompanying proxy statement and the instructions on the proxy card or voting instruction card.  You may attend the meeting in person even though you have sent in your proxy or voting instruction card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gary A. Weber
Gary A. Weber
Secretary
Albany, Oregon
June 14, 2007

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about June 14, 2007.

SYNTHETECH, INC.
1290 Industrial Way
Albany, Oregon 97322

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on July 19, 2007

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:           Why am I receiving these materials?

A:
The Board of Directors of Synthetech, Inc., an Oregon corporation, is providing these proxy materials for you in connection with Synthetech's annual meeting of shareholders, which will take place on Thursday, July 19, 2007.  As a shareholder, you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:           What information is contained in this proxy statement?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:           How may I obtain Synthetech's annual report to shareholders?

A:	A copy of our 2007 annual report is enclosed.

Q:           How may I obtain Synthetech's Annual Report on Form 10-K filed with the SEC?

A:
Our Form 10-K for the year ended March 31, 2007 is incorporated into our annual report to shareholders.  Shareholders who want another copy of our Form 10-K may request a free copy of the Form 10-K from:

Synthetech, Inc.
Attn:  Gary Weber
1290 Industrial Way
Albany, Oregon 97322
(541) 967-6575

Synthetech will also furnish any exhibit to the Form 10-K if specifically requested.  Copies of the 2007 Annual Report on Form 10-K are also available in the SEC Filing Archive in the Investor Resources section of our website at www.synthetech.com and at the SEC's EDGAR database on the SEC's website at www.sec.gov.

Q:	What items of business will be voted on at the annual meeting?

A:	The items of business scheduled to be voted on at the annual meeting are:
•	The election of directors; and
•	The ratification of the independent registered public accounting firm for the fiscal year ending March 31, 2008.

We will also consider any other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares "FOR" each of the nominees to the Board and "FOR" the ratification of the independent registered public accounting firm for the 2008 fiscal year.

Q:	What shares can I vote?

A:
Each share of Synthetech common stock issued and outstanding as of the close of business on May 24, 2007, the record date, is entitled to be voted on all items being voted upon at the annual meeting.  You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.  On the record date we had approximately 14,546,614 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most Synthetech shareholders hold their shares through a broker or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Synthetech's transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Synthetech.  As the shareholder of record, you have the right to grant your voting proxy directly to Synthetech or to vote in person at the meeting.  Synthetech has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.  Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you were a Synthetech shareholder or joint holder as of the close of business on May 24, 2007 or you hold a valid proxy for the annual meeting.  You should be prepared to present photo identification for admittance.  In addition, if you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the annual meeting.  If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to May 24, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.  If you do not provide photo identification or comply with the procedures outlined above upon request, you will not be admitted to the annual meeting.

The meeting will begin promptly at 1:30 p.m., Pacific time. Check-in will begin at 1:00 p.m.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held in your name as the shareholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting.  If you are a shareholder of record, you may vote by submitting a proxy.  If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.  For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Shareholders of record of Synthetech common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope.  Synthetech shareholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided and mailing it in the accompanying pre-addressed envelope.

Q:	Can I change my vote?

A:
You may change your vote at any time prior to the vote at the annual meeting.  If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Synthetech's Secretary prior to your shares being voted, or by attending the annual meeting and voting in person.  Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can help answer my questions?

A:	If you have any questions about the annual meeting or how to vote or revoke your proxy or if you need additional copies of this proxy statement or voting materials, you should contact:

Synthetech, Inc.
Attn:  Gary Weber
1290 Industrial Way
Albany, Oregon 97322
(541) 967-6575

Q:	Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Synthetech or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.  Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Synthetech management.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Synthetech common stock entitled to vote must be present in person or represented by proxy.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:
In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees.  For the other item of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," the abstention has the same effect as a vote "AGAINST."

If you provide specific instructions with regard to a certain item, your shares will be voted as you instruct on such items.  If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board ("FOR" all of Synthetech's nominees to the Board, "FOR" ratification of the independent registered public accounting firm and in the discretion of the proxy holders on any other matters that properly come before the meeting).

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes."  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered entitled to vote on that proposal.  Thus, broker non-votes will count as votes against proposals being voted on at the meeting.  Abstentions also have the same effect as votes against the matter.

Q:	What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the six persons receiving the highest number of "FOR" votes at the annual meeting will be elected.  The ratification of the independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

Q:	Is cumulative voting permitted for the election of directors?

A:
No.  Synthetech does not allow you to cumulate your vote in the election of directors.  For all matters proposed for shareholder action at the annual meeting, each share of common stock outstanding as of the close of business on May 24, 2007 is entitled to one vote.

Q:	What happens if additional matters are presented at the annual meeting?

A:
Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.  If you grant a proxy, the persons named as proxy holders, Dr. Daniel T. Fagan and Gary Weber, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Synthetech, and will be appointed at the annual meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each Synthetech proxy card and voting instruction card that you receive.

Q:	Will I receive a separate set of voting materials?

A:
Each shareholder of record will receive a separate set of voting materials.  If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of these materials:

Synthetech, Inc.
Attn:  Gary Weber
1290 Industrial Way
Albany, OR 97322
(541) 967-6575

Similarly, if you share an address with another shareholder and have previously instructed Synthetech to deliver a single copy of our proxy materials, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement).  If you wish to receive a separate set of proxy materials now or in the future, you may write or call us at the above address and phone number to request a separate copy of these materials.  Upon such request, we will promptly deliver a separate copy of the proxy materials to you.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:
Synthetech is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  In addition to the mailing of these proxy materials to shareholders, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  Synthetech has asked banks and brokers to forward copies to persons for whom they hold stock of Synthetech and request authority for execution of the proxies.  Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our report on Form 10-Q for the second quarter ending September 30, 2007.

Q:	What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as indicated below.

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in Synthetech's proxy statement for the annual meeting next year, the written proposal must be received by Synthetech's Secretary at our principal executive offices no later than February 15, 2008.  If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in Synthetech's proxy statement is instead the close of business on the tenth calendar day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.  Such proposals must also comply with our bylaws provisions regarding business to be brought before a shareholder meeting and SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Synthetech, Inc.
Attn:  Gary Weber
1290 Industrial Way
Albany, OR 97322
(541) 967-6575

For a shareholder proposal that is not intended to be included in Synthetech's proxy statement as described above, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Synthetech common stock to approve that proposal, provide the information required by Synthetech's bylaws and give timely notice to Synthetech's Secretary in accordance with Synthetech's bylaws, which, in general, require that the notice be received by Synthetech's Secretary no earlier than 90 days and no later than 60 days before the anniversary of the 2007 annual shareholder meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board's Nominating and Governance Committee.  Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to Synthetech's Secretary at the address of our principal executive offices set forth above.  In addition, Synthetech's bylaws permit shareholders to nominate directors for election at an annual shareholder meeting.  To nominate a director, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Synthetech common stock to elect such nominee and provide the information required by Synthetech's bylaws, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to Synthetech and its shareholders.  In addition, the shareholder must give timely notice to Synthetech's Secretary in accordance with Synthetech's bylaws, which, in general, require that the notice be received by Synthetech's Secretary within the time period described above under "Shareholder Proposals."

General:  If we receive proper notice of a shareholder proposal pursuant to our bylaws, and such notice is not received a reasonable time prior to our mailing of proxy materials for our 2008 annual shareholder meeting, we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Copy of Bylaws Provisions: You may contact Synthetech's Secretary at our principal executive offices for a copy of the relevant bylaws provisions regarding the requirements for making shareholder proposals and nominating director candidates.  Synthetech's bylaws also are available in the Corporate Governance section of Synthetech's website at www.synthetech.com.

Q:	How may I communicate with Synthetech's Board or the non-management directors on Synthetech's Board?

A:	You may submit any communication intended for Synthetech's Board or the non-management directors by directing the communication by mail or fax addressed to:

Synthetech, Inc.
Attn:  Chair of Nominating and Governance Committee
1290 Industrial Way
Albany, Oregon 97322
Fax:  (541) 812-6036

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Synthetech's Board of Directors currently consists of six directors.  At the 2007 annual shareholder meeting, each director will be elected to serve until the next annual shareholder meeting and until his successor is elected.  Information regarding the business experience of each nominee to the Board is provided below.  There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the six persons recommended by the Board.  If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The Board of Directors expects that all of the nominees will be available to serve as directors.  In the event that any nominee should become unavailable, the proxy holders, Dr. Daniel T. Fagan and Gary Weber, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board recommends a vote "FOR" the election to the Board of each of the following nominees:

Paul C. Ahrens, age 55.  Mr. Ahrens has been a Synthetech director since its inception in 1981 and served as Chair of the Board from 1995 to August 2005.  Since October 26, 2006, Mr. Ahrens has served as the Board's Lead Independent Director.  From September 2005 to February 2007, Mr. Ahrens was President and CEO of NZ3, a start-up company focused on developing peptide biomaterials for various applications. Since 1996, he has been the founder and President of Groovie Moovies, Ltd., a film production company.  Mr. Ahrens, a founder of Synthetech, served as President and Chief Executive Officer of Synthetech from 1989 through 1995.  From 1981 through 1989 he was the Vice President of Technology.  From 1979 to 1980, Mr. Ahrens served as Vice President of Engineering of Colorado Organic Chemical Company, an organic chemical manufacturing company located in Commerce City, Colorado.  Prior to that time, Mr. Ahrens spent five years with Allied Chemical and CIBA-Geigy in various engineering and research capacities.  Mr. Ahrens holds B.S. and M.S. degrees in Chemical Engineering from the Massachusetts Institute of Technology.

Daniel T. Fagan, Ph.D., age 55.  Dr. Fagan has served as a Synthetech director since 2001 and was appointed Chair of the Board in 2005 and the sole member of the Strategic Development Committee from February 2006 through October 2006.  Since November 1, 2006, Dr. Fagan has been the Chief Executive Officer of Synthetech.  Dr. Fagan was President and CEO and a director of PepTx, Inc., a biopharmaceutical company that is developing peptide based oncology therapeutics from January 2004 through September 2006.  Dr. Fagan continues to serve as a Director of PepTx, Inc.  From July 2001 through 2003, Dr. Fagan was President of ProGen Biologics LLC, a private biopharmaceutical company that develops healthcare solutions for people suffering from autoimmune diseases.  In addition, Dr. Fagan has also been a consultant to the biopharmaceutical industry since November 2000.  From 1992 to 2000, Dr. Fagan was employed as the General Manager of Peptides by Mallinckrodt, Inc., a subsidiary of Tyco International that manufactures bulk pharmaceuticals.  From 1978 to 1991, he was employed in various capacities, including President from 1987 to 1991, of Sigma Chemical, a subsidiary of Sigma Aldrich Corporation that manufactures fine chemicals.  Dr. Fagan holds a B.A. in Chemistry from Otterbein College and a Ph.D. in Chemistry from Case Western Reserve University.

Howard L. Farkas, age 83.  Mr. Farkas has served as a Synthetech director since 1985.  Mr. Farkas serves as the Chairman of the Board and a member of the compensation committee of Logic Devices Incorporated, a public corporation that designs and manufactures semiconductors.  Since 1981 he has been the President of Farkas Group, Inc., a business management group, and since 1992 he has been President of Windsor Gardens Realty, Inc., which is engaged in residential real estate brokerage.  He served as a director of Union Bank & Trust in Denver, Colorado from 1963 to 2002.  Mr. Farkas also serves as a director and officer of several private companies.  Mr. Farkas graduated from the University of Denver School of Business with a B.S. degree in Business Administration and, though not presently in public or private practice, has been a certified public accountant since 1951.

Donald E. Kuhla, Ph.D., age 64.  Dr. Kuhla has served as a Synthetech director since July 2006.  Dr. Kuhla previously served as a Synthetech director between 1997 and 2000.  Dr. Kuhla was President and Chief Operating Officer of Albany Molecular Research, Inc. ("AMRI"), a chemical contract research organization, from July 1998 to February 2003.  Dr. Kuhla continues to serve AMRI as a director.  From 1994 through 1998, Dr. Kuhla was Vice President of Plexus Ventures, Inc., a business consulting firm.

Dr. Kuhla has also held senior management positions with two venture capital backed, biotechnology startup companies.  His early career was spent in research and development and operations management positions with Pfizer Inc. and Rorer Group, Inc.  His last position at Rorer was Senior Vice President of Operations.  Dr. Kuhla is also a director of NPS Pharmaceuticals Inc.  Dr. Kuhla received a Ph.D. degree in Organic Chemistry from Ohio State University.

Hans C. Noetzli, age 66.  Mr. Noetzli has served as a Synthetech director since October 2004.  Mr. Noetzli has more than 30 years' experience in the fine chemicals industry.  He served in many executive functions of the Alusuisse-Lonza Group, a custom manufacturer of active pharmaceutical ingredients, headquartered in Zurich, Switzerland, among them 16 years as Chief Executive Officer of Lonza, Inc. and as a member of its Executive Committee.  Mr. Noetzli currently serves on the boards of directors of Aceto Corporation, a public company involved in the distribution and marketing of pharmaceutical and specialty chemicals, where he is a member of the Audit Committee, and IRIX Pharmaceuticals, Inc., a privately owned developer and manufacturer of active pharmaceutical ingredients.  Mr. Noetzli holds a degree in Business Administration from the Basel Business School in Switzerland.

Charles B. Williams, age 60.  Mr. Williams has served as a Synthetech director since 1997.  In July 2002, Mr. Williams retired from Synthetech, where he held the positions of Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary.  Mr. Williams started with Synthetech in 1988 as its Controller.  Prior to that time, he served for five years as Controller for White's Electronics, Inc. of Sweet Home, Oregon.  From 1976 to 1983, he held several accounting and financial positions with Teledyne Wah Chang, a metals producer in Albany, Oregon.  Mr. Williams earned a B.S. in Economics and M.B.A. from Oregon State University.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Peterson Sullivan PLLC as its independent registered public accounting firm to audit Synthetech's consolidated financial statements for the fiscal year ending March 31, 2008.  The Audit Committee engaged Peterson Sullivan on November 9, 2006 as its independent registered public accounting firm, effective as of November 1, 2006, to audit Synthetech's financial statements for the fiscal year ended March 31, 2007.  Prior to Peterson Sullivan's engagement, KPMG LLP served as Synthetech's independent registered public accounting firm.  KPMG LLP resigned as Synthetech's independent registered public accounting firm on September 6, 2006.  See "Independent Registered Public Accounting Firm" on page 30. Representatives of Peterson Sullivan PLLC are expected to attend the annual shareholder meeting, to be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote "FOR" the ratification of the appointment of Peterson Sullivan PLLC as Synthetech's independent registered public accounting firm for the fiscal year ending March 31, 2008.  If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

OTHER BUSINESS

Synthetech knows of no business that may be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting.  If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote at their discretion.

Following the adjournment of the formal business meeting, Dr. Daniel T. Fagan, Chairman and Chief Executive Officer, will address the meeting and will hold a general discussion period during which shareholders will have an opportunity to ask questions about Synthetech and its business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows common stock ownership on May 24, 2007, the record date, except as otherwise noted, by:

•	each person who beneficially owned more than 5% of Synthetech common stock on that date;

•	each director and director nominee of Synthetech;

•	each executive officer for whom compensation information is provided in the Summary Compensation Table on page 17; and

•	all current executive officers and directors of Synthetech as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Paul C. Ahrens	975,841	6.3%
M. "Sreeni" Sreenivasan	696,518 (3)	4.5%
Charles B. Williams	319,620 (4)	2.1%
Gary A. Weber	279,000 (5)	1.8%
Joel D. Melka	201,300 (6)	1.3%
Dr. Daniel T. Fagan	136,566 (7)	*
Dr. Gregory R. Hahn	133,336 (8)	*
Howard L. Farkas	80,000 (9)	*
Dr. Joseph Murphy	68,333 (10)	*
Hans Noetzli	45,000 (11)	*
Dr. Donald E. Kuhla	33,000 (12)	*
All Executive Officers and Directors as a Group (11 persons)	2,968,514 (13)	19.1%

______________________

* Less than 1%.

(1)
The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of July 23, 2007 (60 days after the record date, May 24, 2007) through the exercise of any stock option or other right.

(2)
The denominator used in calculating the percentage is equal to the number of shares outstanding plus the number of shares the beneficial owner (or group of beneficial owners) has a right to acquire immediately or within 60 days pursuant to warrants or options.

(3)
Includes 522,018 shares held in the Sreenivasan Living Trust, of which Mr. Sreenivasan and his spouse are the trustees, and options to purchase 174,500 shares.  Mr. Sreenivasan served as Synthetech's Chief Executive Officer until his retirement on October 31, 2006.

(4)	Includes 200,120 shares held in the Williams Living Trust, of which Mr. Williams and his spouse are the trustees, and options to purchase 119,500 shares.
(5)	Includes options to purchase 179,000 shares.
(6)	Includes options to purchase 201,300 shares.
(7)	Includes options to purchase 94,666 shares.
(8)	Includes options to purchase 133,336 shares.
(9)	Includes options to purchase 30,000 shares.
(10)	Includes options to purchase 64,333 shares.
(11)	Includes options to purchase 25,000 shares.
(12)	Includes options to purchase 13,000 shares.
(13)	Includes options to purchase 1,034,635 shares.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objective of Our Executive Compensation Programs

Synthetech's executive compensation philosophy is that cash compensation should be directly linked to Synthetech's short term performance and that longer-term incentives, such as stock options and restricted stock grants, should be aligned with the objective of enhancing shareholder value over the long term.  The use of stock options, restricted stock or other equity grants is intended to link the interests of Synthetech's Chief Executive Officer and other executive officers and employees to the interests of the shareholders.  In addition, the Compensation Committee of Synthetech's Board of Directors believes that the total compensation package for executive officers must be competitive with other companies in the industry to ensure that Synthetech can continue to attract, retain and motivate key employees who are critical to Synthetech's long-term success.

How We Set Executive Compensation

The Compensation Committee periodically reviews our CEO's performance throughout the year, and establishes the compensation for our CEO.  The Committee periodically reviews with the CEO the performance of the other named executive officers throughout the year, and reviews and approves compensation for the other named executive officers based, in part, on recommendations from our CEO.

The Compensation Committee was busy during fiscal year 2007 because of the retirement of M. "Sreeni" Sreenivasan, our former President and CEO, and the hiring of a new President and Chief Operating Officer as well as a new CEO.  A series of interviews were held between Dr. Gregory R. Hahn and Compensation Committee members beginning on May 23, 2006 and culminating with two days of interviews with Synthetech's managers and certain members of the Board of Directors on June 26 and 27, 2006 in Albany, Oregon.  The unanimous decision was to offer Dr. Hahn the position of President and COO.  Dr. Fagan discussed the total compensation package for Dr. Hahn with the full Board at the July 20, 2006 meeting and was given approval to negotiate a mutually acceptable compensation package.  After numerous discussions both parties agreed to the employment agreement on August 30, 2006.  Dr. Hahn started with Synthetech on September 11, 2006.

With the retirement of M. "Sreeni" Sreenivasan scheduled for October 31, 2006, during the executive session of the October 26, 2006 Board meeting, Dr. Fagan was excused from the session and the Nominating and Governance Committee of the Board of Directors recommended and the Board approved the offering of the additional title of CEO to Dr. Fagan effective November 1, 2006.  The remaining members of the Compensation Committee, Mr. Noetzli and Dr. Kuhla, met and recommended to the other Board members that Dr. Fagan be compensated at an annual salary of $150,000 and be granted a stock option to purchase 50,000 shares of Synthetech's common stock, but that Synthetech not enter into an employment agreement with Dr. Fagan.  Any performance bonus for Dr. Fagan will be decided at the sole discretion of the Compensation Committee.  Dr. Fagan accepted the offer and resigned from the Compensation and Audit Committees effective October 31, 2006.  The Board also terminated the ad hoc Strategic Development Committee on that date, on which Dr. Fagan served as the sole member.

Components of Executive Compensation

The principal components of compensation for Synthetech's CEO and other named executive officers are:

•	Base salary and benefits

•	Annual cash incentive bonus

•	Long-term incentive compensation

The use of stock options, restricted stock or other equity grants is intended to link the interests of our CEO and other officers and employees to the interests of the shareholders.  In addition, our total compensation package must be competitive with those of other companies in the industry to ensure that we can continue to attract, retain and motivate key employees who are critical to Synthetech's long-term success.

Base Salary and Benefits

Base salary is set based on competitive factors and the historic salary structure for various levels of responsibility within Synthetech and employment agreements with certain of the named executive officers.  Our Compensation Committee targets base salaries for the named executive officers initially by evaluating the responsibilities of the position and the experience of the individual, by reference to the competitive marketplace for corporate executives and, for named executive officers other than the CEO, taking into account the CEO's recommendations.  Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees.  Other elements of compensation for Synthetech's CEO and other named executive officers are participation in company-wide life insurance, long-term disability insurance, medical benefits and the ability to defer compensation pursuant to a 401(k) plan.  Matching contributions to the 401(k) plan of 5%, 7.5%  or 10% of eligible base pay, depending on years of service, were made in fiscal year 2007.  We generally offer perquisites only as needed to recruit and retain key executive talent.

Dr. Hahn and Dr. Joseph Murphy, Synthetech's Director of Business Development, each receive a monthly automobile allowance.  In addition, we reimburse Dr. Hahn  for his relocation expenses.

Over the last four years key executives, particularly Joel Melka, Synthetech's Vice President of Operations and Gary Weber, Synthetech's Vice President of Finance and Chief Financial Officer had not had any meaningful positive salary adjustments.  In fact, in 2003 all the named executive officers that were employed that year at Synthetech had a 5% decrease in their annual salary to preserve cash.  Considering the significant turnaround in company performance over the first nine months of fiscal year 2007, Dr. Hahn in consultation with Dr. Fagan on November 14, 2006 discussed salary adjustments of $10,000 on an annual basis for each of Mr. Melka and Mr. Weber.  Dr. Fagan provided the four year salary histories of all named executive officers to the Compensation Committee on November 15, 2006, but only recommended salary increases for Mr. Melka and Mr. Weber which Dr. Fagan discussed with the Compensation Committee.  In addition, Dr. Fagan indicated future salary adjustments may be warranted if Synthetech continues to improve its financial position.  The Compensation Committee, after reviewing the supporting documentation, approved the above salary adjustments, which went into effect December 1, 2006.

Key Employee Performance Plan (KEPP)

During the final compensation negotiations in early August 2006 between Dr. Fagan (then Chairman of the Board of Directors and Chairman of the Compensation Committee) and Dr. Hahn (Candidate for the open position of President and COO) both felt that it was desirable to institute at Synthetech a more formal executive performance bonus plan.  Dr. Fagan had numerous communications and conversations with the other Compensation Committee members as well as the rest of the members of the Board of Director about Synthetech's KEPP.  The final agreement was approved by the Compensation Committee on August 11, 2006.  Because Dr. Hahn started close to the mid-point of fiscal year 2007, the Compensation Committee decided to prorate any bonus awards for Dr. Hahn as well as the other covered executives.  During this transition year, the Compensation Committee decided that for fiscal year 2007 all executives participating in the KEPP should have the same general targets as Dr. Hahn, which targets are described below.  There was no set bonus pool based on a predetermined financial target for the transition year.  This will change for fiscal year 2008.

Because Dr. Fagan became CEO on November 1, 2006 and does not have an employment agreement with Synthetech, the Compensation Committee will decide in its sole discretion if he deserves a prorated bonus based on the overall performance of Synthetech.  Mr. Sreenivasan does not participate in the fiscal year 2007 KEPP.  Dr. Murphy is under a separate sales incentive plan that pays a total of 1.5% of eligible sales above $0.5 million for the period from September 1, 2006 through August 31, 2007.  Dr. Murphy will receive his performance bonus payment under this plan in September 2007.

The fiscal year 2007 KEPP covered three objectives based on: (1) health, safety and environment goals; (2) business strategy goals; and (3) business performance goals.  Each objective has a score from zero to two calculated on the performance in meeting the objective's goals, which is then multiplied by a weighted percentage for each objective based on the relative importance of the objective to the overall goals.  This calculation yields a bonus percentage for the objective.  The sum of all of the bonus percentages for each objective is multiplied by the individual's salary percentage and the product is multiplied by the applicable prorated fiscal year 2007 salary, yielding the KEPP payout.  Named executive officers participating in this plan and their target bonus amounts stated as a percentage of their prorated salaries are as follows:  Dr. Hahn (45%), Mr. Weber (30%) and Mr. Melka (25%).  Payouts are based on the ratio of the performance measure indicated for each item (the score) for each individual and the applicable weighting percentage.  The prorated salary factor is 0.55 for the year.

Health, Safety and Environment Objectives

The performance goals based on health, safety and environment objective are based on achieving goals within the following categories:  recordable injuries (5%); lost time accidents (5%); and process safety and reportable environmental incidents (5%).  Each category has a target achievement number with a weighting associated with each result.  Each of the named executive officers participating in the KEPP is evaluated from the period of September 11, 2006 through March 31, 2007.  The health, safety & environmental (H, S & E) goals were developed by comparing industry wide incidents per 100 employees in similar manufacturing sectors.  A weighting of 1 or 2 requires a significant performance by all employees.  Management must continue to motivate all employees to follow Synthetech's policies and goals to meet these targets.

For the period of fiscal year 2007 from September 11, 2006 through March 31, 2007, Synthetech achieved recordable injuries of 1, with a score of 1; lost time accidents of 0, with a score of 2; and process safety and reportable environmental incidents of 0, with a score of 2.

Business Strategy Objectives

The performance goals based on business strategy objectives consisted of requiring the executives to:  prepare for the Board of Directors a plan for short-term sales strategy by January 11, 2007 (15%); and review Synthetech's current sales strategy with the management team and make recommendations to the Board of Directors for a short-term sales strategy.  The overall quality and completeness of the plan was subject to approval and acceptance by the Compensation Committee and the Board.  The plan was to include at a minimum the following areas: analysis of sales, marketing, business development and R&D departments; potential new products, including revenue estimates; Asian strategy; European distributor strategy; and a timeline for each category in the plan.  The strategy is to include an analysis of Synthetech's options for participating in various segments of the fine chemicals market.

In addition to the performance goals described above, the named executive officers participating in the KEPP were also required to outline to the Board of Directors a long-range turnaround plan by March 31, 2007 (10%); and review the current four year sales strategy with the management team and make recommendations to the Board of Directors for a new long-range turnaround plan.  The overall quality and completeness of the plan was subject to approval and acceptance by the Compensation Committee and the Board.  The plan was to include at a minimum the following areas: potential strategic business acquisitions, including revenue estimates; analysis of various segments of the fine chemicals market; specific recommendations by area and in order of priority; estimated time to carry out the plan by category; estimates of any additional capital or human resource requirements; and estimates of plan impact on revenues by year for fiscal years 2008, 2009 and 2010.  Both plans will take significant efforts from the appropriate staff to develop the detailed information in the allotted time period.

For fiscal year 2007, Synthetech's named executive officers who participated in the KEPP achieved the performance goals based on short-term sales strategy with a score of 1 and the goals based on a long-term turnaround plan with a score of 0.6.

Business Performance Objectives

The performance goals based on business performance objectives were based on achieving sales of $12.5 million (30%) and EBIT (earnings before interest and taxes) of $0.8 million (30%).  Business performance was to be measured for all of fiscal year 2007, but salaries used to calculate bonus amounts will be prorated for the period of September 11, 2006 through March 31, 2007.  The Compensation Committee in its sole discretion can increase, reduce or eliminate the bonuses based on an overall EBIT threshold minimum target.

For fiscal year 2007, Synthetech achieved: sales of $12.9 million with a score of 1.27; and EBIT of $0.24 million with a score of 0.30.

		Fiscal Year 2007
Objective	Actual	Range			Weight

(I) Health, Safety & Environmental		0.0	1.0	2.0
- Recordable injuries	1	2	1	0	5%
- Lost time accidents	0	1	0	0	5%
- Process safety & reportable environmental incidents	0	1	0	0	5%

(II) Business Strategy
- Development of a short-term sales strategy by January 11, 2007	1.0				15%
- Long-range turnaround plan by March 31, 2007	0.6				10%

(III) Business Performance* ($ in millions)		$10.0	$12.5	$14.0
- Fiscal Year 2007 Revenue	$12.9	0	1	2	30%

		$0.0	$0.80	$1.30
- Fiscal Year 2007 EBIT	$0.24	0	1	2	30%

A summary of the fiscal 2007 bonus factors follows:

*
Section (III) Business Performance covers all of Fiscal 2007, Sections (I) Health, Safety & Environmental and (II) Business Strategy cover the period from September 11, 2006 through March 31, 2007. The actual results will produce a range of scores between 0 and 2. The scores other than 0, 1 or 2 are calculated by taking the ratio of the actual results and where it falls between 0, 1 and 2. As stated above all final total percentages achieved are added together and then multiplied by the individual’s percentage salary target and by the prorated months out of the year that the KEPP was in place. For fiscal year 2007 the prorated factor is 0.55.

Based on the table above the calculated performance bonuses for named executive officers are as follows:

Dr. Hahn [Section (I), Health: score of 1 x 5% + Lost time incidents: score of 2 x 5% + Process safety and reportable environmental incidents: score of  2 x 5% + Section (II) Business Strategy, Short term sales plan: score of 1 x 15% +  Long-range turnaround plan: score of 0.6 x 10% + Section (III), Business Performance; Sales: score of 1.27 x 30% + EBIT  0.30 x 30%] x prorated salary of (0.55)  x Dr. Hahn’s target bonus as a percent of his annual salary (45%) x ($190,000) =

[5% + 10% + 10% + 15% + 6% + 38% + 9%] x 0.55 x 45% x $190,000 =

[93%] x 0.55 x 45% x $190,000 =   $43,733

Using the same weight percentages and scores as above but substituting different target bonus as a percent of annual salary and individual annual salaries, bonuses of the other named executive officers are as follows:

Mr. Weber [93%](.55)(30%)($135,000) = $20,716
Mr. Melka [93%](.55)(25%)($130,000) = $16,624

Based on Synthetech's KEPP, the named executive officers participating in the plan would have received the above bonuses had Synthetech achieved a higher EBIT amount.  The Compensation Committee met on May 10, 2007 and reduced the amounts in light of actual EBIT achieved in fiscal 2007.

After the reduction, the total bonus amount for the named executive officers represents approximately 12% of Synthetech's EBIT.  These performance bonus amounts are listed in the table below.

FISCAL YEAR 2007 BONUS
NAME	AMOUNT AWARDED
Dr. Daniel T. Fagan	$ -
Dr. Gregory R. Hahn	$10,000
Gary A. Weber	$10,000
Joel Melka	$10,000
Dr. Joseph Murphy	$12,292(1)
M. Sreenivasan	$ -

(1)
As discussed above, Dr. Murphy receives an annual bonus for eligible sales generated in excess of $500,000 for the annual period beginning September 1, 2006 and ending on August 31, 2007.  For the annual period ending in August 2006, Dr. Murphy earned a bonus of $12,292.

Long-Term Incentive Compensation

Synthetech's long-term incentive compensation consists of equity compensation awarded under our 2005 Stock Incentive Compensation Plan, in which all management employees, including our named executive officers, are eligible to participate.  The Compensation Committee approves equity compensation awards for Synthetech's CEO and other executive officers.  Equity compensation awards generally consist of awards of stock options and occasionally restricted stock.  Equity compensation awards are generally granted when an executive joins Synthetech and, typically, on an annual basis thereafter.  Stock options and restricted stock granted to the executives vest over time and the length of the vesting period varies from immediate vesting to four years from the grant date.  The purpose of the annual equity compensation awards is to ensure that the executive always has equity that vests in increments over the following four-year period.  This provides a method of retention and motivation for Synthetech's senior level executives and also aligns senior management's objectives with long-term stock price appreciation.

Corporate Tax Deduction on Compensation in Excess of $1 Million per Year

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that a company may deduct for compensation paid to any of its most highly compensated officers.  Synthetech anticipates that the levels of salary and bonus it pays will not generally exceed that limit.  Under Section 162(m) regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of stock options that meet certain requirements.  Synthetech's current policy is to grant options that meet the deductibility requirements of such regulations.

Timing and Pricing of Equity Compensation Grants

At its discretion, the Compensation Committee may award stock options and other types of equity compensation awards to newly hired executive employees.  The date of grant is generally the first day of employment for the new executive.  The Compensation Committee may also, at its discretion, grant stock options and other types of equity compensation awards to Synthetech's executive officers and other key employees at any time.

Historically the exercise price for stock options was based on the closing market price for Synthetech's common stock reported for that date.  Synthetech's common stock currently trades only over-the-counter and is not listed on any stock exchange, which means that Synthetech's common stock is thinly traded.  Sales prices for Synthetech's common stock are currently reported only on the Pink Sheets, a centralized quotation service that collects and publishes market maker bid and asked prices quoted for over-the-counter securities, which means that no accurate information is available regarding actual sales prices of Synthetech's common stock in actual transactions.  Because of these factors and in accordance with advice from Synthetech's attorneys, during fiscal year 2007 Synthetech did not set the exercise price for its stock options based solely on the closing sales price for Synthetech's common stock as reported by the Pink Sheets for the date of grant because Synthetech does not believe that the reported closing sales price alone accurately represents the current market value of Synthetech's common stock.  Instead, the Compensation Committee determines the exercise price for stock options based on its determination of the current market value of Synthetech's common stock on the date of grant after conducting a review of various trading data, including a volume-weighted, moving average of recent reported closing prices.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the foregoing Compensation Discussion and Analysis with Synthetech's management and, based on such review and discussion, the Committee recommends to Synthetech's Board that the Compensation Discussion and Analysis be included in Synthetech's annual report on Form 10-K and proxy statement for fiscal year 2007.

Submitted by the Compensation Committee of Synthetech's Board of Directors.

Hans C. Noetzli (Chairman)

Dr. Donald E. Kuhla

EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURES

Current Compensation Earned

FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of Synthetech's named executive officers for fiscal year 2007.  All numbers are rounded to the nearest dollar.

Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Dr. Daniel T. Fagan	$62,500	$—	$7,930	$—	$80,682	(2)	$151,112
Chief Executive Officer

M. "Sreeni" Sreenivasan (3)	$127,075	$—	$—	$—	$127,243	(4)	$254,318
Former President and Chief Executive Officer

Dr. Gregory R. Hahn	$106,310	$56,000	$31,355	$—	$22,586	(5)	$216,251
President and Chief Operating Officer

Gary A. Weber	$128,336	$—	$—	$—	$6,795		$135,131
Vice President of Finance and Administration and Chief Financial Officer

Joel D. Melka	$123,333	$—	$—	$—	$9,597		$132,930
Vice President of Operations

Dr. Joseph Murphy	$107,100	$—	$—	$12,292	$6,855		$126,247
Director of Business Development
_________

(1)
The valuation assumptions for our stock options granted to named executive officers are described in Note L to our financial statements included in our annual report on Form 10-K for the year ended March 31, 2007.  Amounts included in Option Awards for Dr. Fagan include expense related to options granted in fiscal 2007 as compensation for his services as a non-employee director.

(2)
Consists of life insurance premiums, fees for services as a non-employee director and Chairman of $10,500 and $70,000 for services as the sole member of the Strategic Development Committee of the Board of Directors from February 2006 until termination of the Committee on October 31, 2006

(3)	Mr. Sreenivasan resigned as President of Synthetech on September 11, 2006 and as Chief Executive Officer of Synthetech upon his retirement on October 31, 2006.
(4)
Consists of $88,115 related to a nonsolicitation and noncompetition agreement commencing for a one-year period subsequent to Mr. Sreenivasan’s retirement on October 31, 2006.  Synthetech recognized all expenses associated with this agreement prior to fiscal 2007.  Mr. Sreenivasan is party to a consulting agreement with Synthetech which has an expected term of one year.  During fiscal 2007, Mr. Sreenivasan has earned $25,000 pursuant to this agreement.  All other compensation also includes life insurance premiums and $13,880 for Synthetech's contributions to the 401(k) plan incurred while Mr. Sreenivasan was an employee of Synthetech.

(5)
Consists of a car and gas allowance of $4,346, life insurance premiums and $17,958 for reimbursement of costs for temporary accommodations and commuting while transitioning to Synthetech’s headquarters in Albany, Oregon.

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding grants of plan based awards for each of Synthetech's named executive officers for fiscal year 2007.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Option Awards: Number of Securities	Exercise or Base Price of Option	Closing Price on	Grant Date Fair Value of Stock
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Underlying Options (#)	Awards ($/Sh)	Grant Date ($/Sh)(2)	and Option Awards ($)

Dr. Daniel T. Fagan	Option	11/01/06	11/01/06				50,000	$0.33	$0.38	$10,640
Chief Executive Officer	Option	8/17/06	8/17/06				15,000	$0.34	$0.35	$3,425

M. "Sreeni" Sreenivasan
Past President and Chief Executive Officer

Dr. Gregory R. Hahn	Option	09/11/06	09/11/06				300,000	$0.31	$0.30	$60,660
President and Chief Operating Officer	KEPP			$20,000	$47,000	$94,000

Gary A. Weber	KEPP			$9,500	$22,300	$44,600
Vice President of Finance and Administration and Chief Financial Officer

Joel D. Melka	KEPP			$7,600	$17,900	$35,800
Director of Manufacturing

Dr. Joseph Murphy Director of Business Development	Sales Commission			$7,500	$52,500	$82,500

(1)
The Compensation Committee, in their sole discretion, may eliminate or decrease the KEPP bonus awards if a minimum EBIT threshold target of $500,000 was not achieved. In addition the Compensation Committee, in their sole discretion, may increase the KEPP bonus awards if the maximum EBIT target of $1,300,000 is exceeded.

(2)
During fiscal 2007, Synthetech’s common stock traded on the over-the-counter Pink Sheets market.  The Company determines the market value of a stock option based upon a multi-day volume weighted average.  Due to Synthetech’s accepted method of determining the grant date market value of its common stock, the closing price of the Company’s common stock will most likely differ from the exercise price of the granted option.

The following narrative discusses the material information necessary to understand the information in the tables above.

Daniel T. Fagan replaced M. Sreenivasan as Chief Executive Officer on November 1, 2006, following Mr. Sreenivasan's retirement on October 31, 2006.  During fiscal year 2007, M. Sreenivasan was President from April 1, 2006 to September 11, 2006 and Chief Executive Officer from April 1, 2006 to October 31, 2006.  Dr. Gregory R. Hahn replaced M. Sreenivasan as President on September 11, 2006.

Generally in the Summary Compensation Table and Grants of Plan-Based Awards Table, unless otherwise noted, all amounts disclosed as non-equity incentive plan compensation consist of amounts paid under our KEPP as described in the Compensation Disclosure and Analysis section above. The amount reported in the Bonus column of the Summary Compensation Table for Dr. Hahn consisted of a signing bonus as discussed below.

On August 30, 2006, Synthetech entered into an employment agreement with Dr. Gregory R. Hahn who began serving as Synthetech's President and Chief Operating Officer on September 11, 2006.  The employment agreement has a three-year term and automatically renews for additional two-year terms thereafter unless terminated by either party. Under the terms of the employment agreement, Dr. Hahn's initial annual base salary is $190,000 and he is eligible to receive an annual performance bonus of up to 45% of his base salary, subject to the achievement of objectives to be established by the Compensation Committee of Synthetech's Board of Directors and provided that in the case of exceptional performance, as determined by the Compensation Committee in its sole discretion, a bonus of greater than 45% may be awarded.  Pursuant to the agreement, Dr Hahn is entitled to receive a signing bonus of $76,758, of which $35,000 was paid upon the first date of his employment, $21,000 was paid in March 2007, and the remaining $20,858 will be paid in September 2007.  The sum of the first two bonus payments, $56,000, is reflected as a bonus in the Fiscal Year 2007 Summary Compensation Table.  The final bonus payment of $20,858 will be reflected in the compensation information in Synthetech's fiscal year 2008 proxy statement.

Following his commencement of employment, Dr. Hahn received an option under the employment agreement to purchase 300,000 shares of Synthetech's common stock at the fair market value of the common stock on the grant date, with 100,000 of the option shares fully vested on the grant date and 100,000 of the option shares to vest on each of the first and second anniversaries of the grant date.  Dr. Hahn also receives fringe benefits, including an automobile for his use during his employment, reimbursement of moving expenses, payment of expenses incurred for his temporary accommodation in connection with his relocation to Oregon until the first anniversary of his first date of employment, payment of expenses related to his commute between his residence and Oregon prior to his relocation to Oregon, a life insurance policy in the aggregate amount of $190,000 and other benefits generally available to Synthetech's officers and employees or specifically provided for Dr. Hahn.

The employment agreement also includes noncompetition, nonsolicitation, confidentiality and intellectual property assignment covenants by Dr. Hahn in favor of Synthetech.  The employment agreement also obligates Synthetech to indemnify Dr. Hahn against any liability he may incur by reason of his serving as an officer of Synthetech.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of Synthetech's named executive officers at 2007 fiscal year-end.

		Option Awards (1)
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date

Dr. Daniel T. Fagan,	7/19/2001(b)	10,000		$2.15	7/19/2011
Chief Executive Officer	7/19/2001(b)	15,000		$2.15	7/19/2011
	2/9/2006(b)	50,000		$0.48	2/9/2016
	8/17/2006(2)(c)		15,000	$0.34	8/17/2016
	11/1/2006(3)(c)		25,000	$0.33	11/1/2016

M. "Sreeni" Sreenivasan	1/22/2002(b)	124,500		$1.48	1/22/2012
Past President and	5/6/2002(b)	20,000		$2.07	5/6/2012
Chief Executive Officer	4/23/2004(b)	30,000		$1.82	4/23/2014

Dr. Gregory Hahn,	9/11/2006(4)	100,000	200,000	$0.31	9/11/2016
President and Chief
Operating Officer

Gary A. Weber,	6/10/2002(b)	22,500		$1.65	6/10/2012
Vice President of Finance	6/10/2002(b)	7,500		$0.33	6/10/2012
and Administration and	5/7/2003(b)	20,000		$1.28	5/7/2013
Chief Financial Officer	4/23/2004(b)	24,000		$1.82	4/23/2014
	9/28/2005(b)	40,000		$0.50	9/28/2015
	3/29/2006(c)	40,000		$0.29	3/29/2016

Joel D. Melka,	2/18/1999(a)	7,800		$1.08	2/18/2009
Vice President of	5/5/2000(a)	17,000		$3.69	5/5/2010
Operations	1/22/2002(b)	2,500		$1.48	1/22/2012
	5/6/2002(b)	25,000		$2.07	5/6/2012
	5/7/2003(b)	20,000		$1.28	5/7/2013
	4/23/2004(b)	24,000		$1.82	4/23/2014
	9/28/2005(b)	40,000		$0.50	9/28/2015
	3/29/2006(c)	40,000		$0.29	3/29/2016

Dr. Joseph Murphy,	8/25/2003(b)	22,500		$0.79	8/25/2013
Director of Business	8/25/2003(b)	2,500		$0.16	8/25/2013
Development	4/23/2004(b)	8,000		$1.82	4/23/2014
	9/28/2005(b)	8,000		$0.50	9/28/2015
	3/29/2006(c)	15,000		$0.29	3/29/2016

____________________

(1)	All options, except for those granted to Dr. Hahn, were granted under the 2005 Equity incentive Plan (the Plan) or the 1995 or 2000 Stock Incentive Plan as follows:
(a)	1995 Stock Incentive Plan
(b)	2000 Stock Incentive Plan
(c)	2005 Equity Incentive Plan

Dr. Hahn's nonqualified stock option was issued outside of Synthetech's shareholder approved plans.  Effective March 29, 2006, the Board of Directors approved the vesting acceleration of all unvested stock options outstanding under all of Synthetech's plans.

(2)	This option was granted for service as a member of Synthetech's Board of Directors and vests ratably over five years.
(3)	This option vests 50% on the date of grant and the remaining 50% on the first anniversary.
(4)	This option vests one-third on the date of grant, one-third on the first anniversary and the remaining one-third on the second anniversary.

The majority of outstanding stock options held by Synthetech's named executive officers and disclosed in the Outstanding Equity Awards Table are currently vested because effective March 29, 2006, the Compensation Committee recommended and Synthetech's Board of Directors approved the vesting acceleration of all outstanding restricted stock and all outstanding unvested stock options.  All unvested stock options that were accelerated were out-of-the-money.  This action was taken to reduce the impact of further compensation expense that Synthetech would otherwise be required to recognize in future Statements of Operations pursuant to Financial Accounting Standard No. 123 (revised 2004), which was applicable for Synthetech in the first quarter of fiscal year 2007.

FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock option exercises and stock awards vesting for each of Synthetech's named executive officers during fiscal year 2007.

Option Awards
Name of Executive Officer	Type of Award	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)

Dr. Daniel T. Fagan Chief Executive Officer	ISO	25,000	$ 14,750

M. "Sreeni" Sreenivasan Past President and Chief Executive Officer	—	—	—

Dr. Gregory Hahn President and Chief Operating Officer	—	—	—

Gary A. Weber Vice President of Finance and Administration and Chief Financial Officer	—	—	—

Joel D. Melka Vice President of Operations	—	—	—

Dr. Joseph Murphy Director of Business Development	—	—	—
_________________

(1)	Amount was calculated by multiplying the number of shares acquired upon exercise by the closing value of Synthetech's stock on the date of exercise. Dr. Fagan continues to hold these shares.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Dr. Gregory R. Hahn, President and Chief Operating Officer

Under Dr. Hahn's employment agreement, if Synthetech terminates Dr. Hahn's employment without cause (as defined in the employment agreement), if Dr. Hahn terminates his employment with good reason (as defined in the agreement) or if Dr. Hahn's employment is terminated upon a change in control of Synthetech, Dr. Hahn is entitled to receive severance payments equal to (a) $570,000, if the termination occurs prior to the first anniversary of his commencement of employment, or (b) 200% of his base salary, if the termination occurs after the first anniversary of the commencement of employment.  Upon any of these terminations, Dr. Hahn will also receive any unpaid base salary, benefits and bonuses, including the full amount of the signing bonus described above.

M. "Sreeni" Sreenivasan, past President and Chief Executive Officer

In July 1997, Synthetech entered into an employment agreement with Mr. Sreenivasan.  In addition to providing for an annual base salary, the employment agreement has certain noncompetition and nonsolicitation provisions.  Pursuant to the agreement, Synthetech agreed to pay Mr. Sreenivasan certain payments after termination of his employment in consideration of the noncompetition and nonsolicitation provisions.  Specifically, Synthetech agreed to pay an amount equal to his base salary earned during the 12-month period immediately preceding the date of termination plus an additional amount for one year of health insurance coverage.  Synthetech may extend the noncompetition and nonsolicitation periods and payments under the agreement for a total of 24 months after termination of employment.  If Mr. Sreenivasan were to die during the payment period, Synthetech's payment obligation would immediately terminate.  As of March 31, 2007, Synthetech has a remaining accrual recorded on its balance sheet for this post-employment liability of $123,523.

Gary A. Weber, Vice President of Finance and Administration, and Chief Financial Officer, and
Joel D. Melka, Vice President of Operations

On January 13, 2006, Synthetech entered into employment agreements with Gary Weber, its Vice President of Finance and Administration, and Chief Financial Officer, and with Joel Melka, its Vice President of Operations.  Each employment agreement has an initial two-year term and automatically renews for additional one-year terms thereafter unless terminated by Synthetech or the executive.  Under the terms of each of the employment agreements, if Synthetech terminates either executive's employment without cause (as defined in the employment agreements), if either executive terminates his employment with good reason (as defined in the employment agreements) or if either executive's employment is terminated upon a change in control of Synthetech, such executive is entitled to receive severance payments equal to the amount the executive would have received had the then-current term continued until its expiration.  Upon any of these terminations, the terminated executive will also receive any unpaid base salary, benefits and bonuses.

Assuming a termination date of March 31, 2007, the estimated value of these benefits under the employment agreements described above is as follows:

NAME	SEVERANCE	REMAINING PORTION OF SIGNING BONUS	COBRA	TOTAL
Dr. Gregory R. Hahn	$570,000	$20,858	-	$590,858
M. "Sreeni" Sreenivasan	$119,000	-	$4,523	$123,523
Gary A. Weber	$105,968	-	-	$105,968
Joel D. Melka	$102,043	-	-	$102,043

DIRECTOR COMPENSATION

DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table sets forth information regarding compensation of Synthetech's non-employee directors for fiscal year 2007, which consisted of cash and equity components, as described in detail in the Non-Employee Director Compensation Table below.  Synthetech's employee directors do not receive any separate compensation for their Board service.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Paul C. Ahrens	$12,500	-	$12,500
Howard L. Farkas	$15,500	-	$15,500
Dr. Donald E. Kuhla	$9,000	$2,855	$11,855
Hans C. Noetzli	$13,500	-	$13,500
Charles B. Williams	$14,000	-	$14,000
__________________

(1)
The valuation assumptions for our stock options granted to non-employee directors are described in Note L to our financial statements included in our annual report on Form 10-K for the year ended March 31, 2007. As of March 31, 2007, Synthetech's non-employee directors held options to purchase as follows:  Mr. Ahrens, -0- shares; Mr. Farkas, 30,000 shares; Mr. Kuhla, 25,000 shares; Mr. Noetzli, 25,000 shares; and Mr. Williams, 119,500 shares.  In accordance with Synthetech's Non-Employee Director Compensation policy, Dr. Kuhla received two option grants during fiscal 2007 for 10,000 and 15,000 shares, respectively, that had grant date fair values of $2,336 and $3,728, respectively.

The following narrative discusses the material information necessary to understand the information in the Director Summary Compensation table.

Dr. Fagan served as a non-employee director of Synthetech until November 1, 2006, when he accepted the position of Chief Executive Officer.  Beginning on this effective date, Dr. Fagan no longer receives compensation for Board service.  Dr. Fagan's compensation earned for services as a non-employee director is disclosed in the Executive Compensation section above.

The following table provides information about Synthetech's compensation and reimbursement practices for non-employee directors during fiscal year 2007 and 2008.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Option grant to non-employee directors upon initial election or appointment to the Board	10,000 shares(1)
Annual retainer(2)	$10,000
Option grant to non-employee directors at first annual meeting after election or appointment	15,000 shares(3)
Option grant to non-employee directors after five years of service	15,000 shares(3)
Payment per Board meeting	$500
Payment per Audit Committee meeting	$500
Additional annual retainer for Chair of the Audit Committee	$1,000
Additional annual retainer for Compensation and Nominating and Governance Committee Members	$500
Reimbursement for expenses attendant to Board membership	Yes
Range of total compensation earned by non-employee directors (for fiscal 2007) (4)	$11,855 -- $15,500

_______________________________
(1)	The options are nonqualified stock options, are granted at the market price on the date of grant and are fully vested on the grant date. Mr. Ahrens does not receive stock options.
(2)	Paid in quarterly installments of $2,500.
(3)
The options are nonqualified stock options, are granted at the market price on the date of grant and vest in five equal annual installments beginning at the first annual shareholders meeting after the date of grant.  Mr. Ahrens does not receive stock options.  As described more fully in the Executive Compensation section on page 21 of this proxy statement, on March 29, 2006, the Board of Directors accelerated the vesting schedule and fully vested all outstanding stock options.

(4)
In addition to the range disclosed, Synthetech paid Dr. Fagan $70,000 for his service on Synthetech’s ad hoc Strategic Development Committee.  During fiscal 2007, Synthetech also reimbursed Mr. Ahrens approximately $1,000 for expenses associated with attending technical conferences on behalf of Synthetech.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

On May 10, 2007, the Board of Directors adopted a policy with respect to related person transactions (the "Policy").  The Policy applies to transactions or arrangements between Synthetech and a related person (namely directors, executive officers, and their immediate family members, and 5% shareholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of SEC Regulation S-K.  Under the Policy, no related person transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board of Directors.  The Audit Committee is primarily responsible for approving and ratifying related person transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by Synthetech, and whether the terms of the transaction are comparable to those available to or from third parties.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Synthetech is committed to having sound corporate governance principles, which are essential to running Synthetech's business efficiently and maintaining Synthetech's integrity in the marketplace.  Synthetech's Code of Conduct and Code of Ethics are available in the Corporate Governance section of our website at www.synthetech.com.

Synthetech Corporate Governance at a Glance
This list provides some highlights from Synthetech’s corporate governance practices.
•	Five of our six directors are independent. Dr. Fagan is the only Synthetech officer on our Board of Directors.
•	Non-management directors meet in regularly scheduled executive sessions without management; independent directors also meet in regularly scheduled executive sessions.
•	The Audit Committee, Nominating and Governance Committee, and Compensation Committee are composed entirely of Independent Directors.
•	All standing committees have a written charter that is reviewed and reassessed annually and is posted on our web site.
•	The Chair of the Audit Committee has been designated as an “audit committee financial expert.”
•	Stockholders annually ratify the Audit Committee’s selection of independent auditors.
•	Stockholders can communicate with the non-management directors.
•	We have an annual self-evaluation process for the Board and each standing committee.

Board Independence
The Board has determined that the current directors or nominees do not have a material relationship with Synthetech, other than Daniel T. Fagan, Synthetech's Chief Executive Officer.  The Board has determined that each director and nominee, other than Dr. Fagan is independent within the meaning of Synthetech's director independence standards, which reflect Nasdaq's director independence standards, as currently in effect and as they may be changed from time to time.  The Board has also determined that none of the members of any of Synthetech's standing committees has a material relationship with Synthetech (either directly, through a family member or as a partner, executive officer or controlling shareholder of any organization that receives from or makes payments to Synthetech) and that each such committee member is "independent" within the meaning of Synthetech's director independence standards and applicable listing standards.

Board Structure and Committee Composition
As of the date of this proxy statement, our Board has six directors and has the following three standing committees: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating and Governance Committee.  The current membership and the function of each of the committees are described below.  Each of the committees operates under a written charter adopted by the Board.  All of the committee charters are available in the Corporate Governance section of Synthetech's website at www.synthetech.com.  During fiscal year 2007, the Board held four meetings.  Each director attended 100% of all Board and all applicable committee meetings.  Directors and Director Candidates are encouraged to attend annual meetings of Synthetech shareholders, however, attendance is not required.  All six sitting directors attended the fiscal year 2006 annual meeting of shareholders.

Name of Director	Audit	Compensation	Nominating and Governance
Non-Employee Independent Directors
Paul C. Ahrens			X*
Howard L. Farkas	X*		X
Dr. Donald E. Kuhla		X	X
Hans C. Noetzli	X	X*
Charles B. Williams	X
Employee Director
Dr. Daniel T. Fagan

Number of meetings held in fiscal year 2007	5	3	1
X = Committee member
* = Chair

Audit Committee

Synthetech has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Synthetech's financial statements, Synthetech's compliance with legal and regulatory requirements, the independent auditors' qualifications, performance and independence and risk assessment and risk management.  Among other things, the Audit Committee: prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee's performance; appoints, retains, evaluates, oversees and determines the compensation of Synthetech's independent auditors; reviews and approves the scope of and staffing for the annual audit; reviews Synthetech's disclosure controls and procedures, internal controls and corporate policies with respect to financial information; oversees investigations into complaints concerning financial matters; and discusses with management major financial exposure and steps management has taken to control such risks.  The Audit Committee works with management as well as Synthetech's independent auditors.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Synthetech for, outside legal, accounting or other advisors as the Audit Committee determines necessary.

The Board has determined that each member of the Audit Committee meets the heightened audit committee requirements of NASD Rule 4350(d)(2) and SEC Rule 10A-3(b)(1) and is financially literate as required by NASD Rule 4350(d)(2).  The Board has also determined that Mr. Farkas, the Chair of the Audit Committee, is an "audit committee financial expert" as defined by applicable SEC rules and regulations.

The report of the Audit Committee is included on page 29 of this proxy statement.  The charter of the Audit Committee is available in the Corporate Governance section of our website at www.synthetech.com.

Compensation Committee.

The Compensation Committee discharges the Board's responsibilities relating to compensation of Synthetech's executives and directors; produces an annual report on executive compensation for inclusion in Synthetech's proxy statement; provides general oversight of Synthetech's compensation structure, including Synthetech's incentive compensation, equity-based awards and other benefits and perquisites; and retains and approves the compensation of any compensation consultants and other compensation experts.  Other specific duties and responsibilities of the Compensation Committee include: reviewing and approving goals and objectives relevant to CEO compensation, evaluating CEO performance and establishing CEO compensation; reviewing and approving goals and objectives relevant to compensation for other executives; reviewing the CEO's assessment of the other executives' performance and approving changes in compensation for the other executives; approving any employment agreements, change in control agreements and termination agreements for executive officers; administering Synthetech's compensation plans, including equity plans, bonus and incentive compensation plans and any deferred savings plans; recommending director compensation to the Board; and annually evaluating the Committee's performance and its charter.

As of April 1, 2006 the Compensation Committee was composed of the following Directors: Dr. Dan Fagan, Chair as well as being Chairman of the Board of Directors, and Mr. Hans Noetzli.  Dr. Don Kuhla was elected to the Synthetech Board of Directors on July 20, 2006 and on the same day became the third member of the Compensation Committee.  Upon Dr. Fagan's appointment as CEO on November 1, 2006 the Committee was once again reduced to two members, with Mr. Noetzli becoming the new Compensation Committee Chair.

The report of the Compensation Committee is included on page 16 of this proxy statement.  The charter of the Compensation Committee is available in the Corporate Governance section of our website at www.synthetech.com.

Nominating and Governance Committee.

The Nominating and Governance Committee discharges the Board's responsibilities relating to Board composition and corporate governance; identifies individuals qualified to become Board members; recommends to the Board director and committee member candidates; monitors compliance with Synthetech's Code of Ethics and Code of Conduct; and oversees the evaluation of the Board and committees.  Other specific duties of the Nominating and Governance Committee include, among others:  periodically reviewing director selection guidelines and recommending to the Board appropriate revisions; monitoring corporate governance developments, reviewing and reassessing adequacy of Synthetech's corporate governance guidelines and recommending changes to the Board; recommending to the Board membership of committees and committee member qualifications; evaluating Board and committee membership limitations, including any tenure guidelines; making recommendations to the Board  concerning the composition, organization and operations of the Board and its committees, including new member orientation and information flow;

developing and recommending to the Board a process for periodic review and evaluation of Board, committee and director performance; and annually evaluating the Nominating and Governance Committee's performance and its charter.  The Committee has the authority to obtain assistance from outside advisors in fulfilling its duties and to compensate these advisors.

The Board has determined that each member of the Nominating Committee meets the independence requirements of NASD Rule 4200(a)(15).

The Nominating and Governance Committee's charter is available in the Corporate Governance section of our website at www.synthetech.com.

Consideration of Director Nominees

Shareholder Nominees.  The Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Directors." In evaluating those nominations, the Nominating and Governance Committee seeks to achieve a balance of independence, diversity, professional experience, industry knowledge, capability and leadership on the Board.  Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed to:

Synthetech, Inc.
Attn:  Chair, Nominating and Governance Committee
1290 Industrial Way
Albany, OR 97322
(541) 967-6575

In addition, Synthetech's bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting.  For a description of the process for nominating directors in accordance with Synthetech's bylaws, see "Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year's annual meeting of shareholders to nominate individuals to serve as directors?" on page 5.

Director Qualifications.  The Nominating and Governance Committee Charter contains director selection guidelines that apply to Nominating and Governance Committee-recommended nominees for a position on Synthetech's Board.  Under these criteria, members of the Board should have high standards of professional and personal ethics, integrity and values.  They should have relevant experience and ability with respect to making and overseeing policy in business, technology, government or education sectors.  They should be committed to acting in Synthetech's best interests and to objectively assessing Board, committee and management performance.  They should have sufficient time to carry out their duties and should have the willingness and ability to serve multiple terms to develop a deeper understanding of Synthetech's business affairs.  Board members should be willing to avoid activities or interests that may create a conflict of interest with the director's responsibilities and duties to Synthetech.

Identifying and Evaluating Nominees for Directors.  The Nominating and Governance Committee will use a variety of methods for identifying and evaluating nominees for director.  In the event of a vacancy on the Board, the Nominating and Governance Committee will consider various potential candidates for director.  Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders or other persons.  These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.  As described above, the Nominating and Governance Committee will consider properly submitted shareholder nominations for candidates for the Board.  Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting.  If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee.  The Nominating and Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.  In evaluating those nominations, the Nominating and Governance Committee will seek to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of independent directors, at which Synthetech's independent directors meet without the other directors or management present, are held at least two times a year.  The sessions will be scheduled and chaired by the Chair of the Nominating and Governance Committee.  Any independent director can request that an additional executive session be scheduled.

Communications with the Independent Directors

Individuals may communicate with the Independent Directors by mail or fax addressed to:

Synthetech, Inc.
Attn:  Chair, Nominating and Governance Committee
1290 Industrial Way
Albany, OR 97322
Phone: (541) 967-6575
Fax: (541) 812-6036

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Synthetech's executive officers, directors and holders of more than 10% of Synthetech common stock to file reports of ownership and changes in ownership with the SEC.  Synthetech believes that during its fiscal year ended March 31, 2007, all reports required under Section 16(a) were timely filed, except that in February 2007, Paul C. Ahrens, a director, failed to timely file three reports on Form 4, Statement of Changes in Beneficial Ownership, to report three transactions.

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee reviews Synthetech's financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process.  Synthetech's independent registered public accounting firm is responsible for expressing an opinion on the conformity of Synthetech's audited financial statements to generally accepted accounting principles.  In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Audited Financial Statements.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under applicable accounting standards, including those described by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented and discussed with them their independence from Synthetech and its management.  The Audit Committee has considered the provision of services by Peterson Sullivan PLLC for preparing Synthetech's annual tax returns and for advice regarding tax compliance and planning and has determined that the provision of such services is compatible with the maintenance of Peterson Sullivan's independence.  Based on its review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Audited Financial Statements be included in Synthetech's Annual Report on Form 10-K for the year ended March 31, 2007 for filing with the SEC.  The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Audit Committee Report Submitted by: Howard L. Farkas, Chair Hans C. Noetzli Charles B. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Peterson Sullivan PLLC as Synthetech's independent registered public accounting firm for the fiscal year ending March 31, 2008.  Representatives of Peterson Sullivan PLLC are expected to be present at the annual meeting, to be available to respond to appropriate questions and, if they desire, to make a statement.

It is the Audit Committee's policy to pre-approve all auditing services and permitted non-audit services (including fees and the terms thereof) to be performed for Synthetech by the independent registered public accounting firm.  The Audit Committee may delegate the authority to grant pre-approvals to subcommittees and may pre-approve services by establishing detailed pre-approval policies and procedures as to a particular service. The Audit Committee engaged Peterson Sullivan PLLC on November 9, 2006 as its independent registered public accounting firm, effective as of November 1, 2006, to audit Synthetech's financial statements for the fiscal year ended March 31, 2007.  Prior to Peterson Sullivan's engagement, KPMG LLP served as Synthetech's independent registered public accounting firm until its resignation on September 6, 2006.

The audit reports of KPMG on Synthetech's financial statements as of and for the years ended March 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the financial statements of Synthetech as of and for the years ended March 31, 2006 and 2005 contained a separate paragraph stating that “the accompanying financial statements have been prepared assuming that Synthetech will continue as a going concern. As discussed in Note B to the financial statements, Synthetech has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

In connection with the audits of the two fiscal years ended March 31, 2006, and the interim period through September 6, 2006, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement and (2) no reportable events.

During its fiscal years ended March 31, 2005 and March 31, 2006 and during the subsequent interim period ended November 9, 2006, Synthetech did not consult with Peterson Sullivan regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Synthetech's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event (each as described in paragraphs (a)(1)(iv) or (v) of Item 304 of SEC Regulation S-K) in connection with the performance of services by Synthetech's former independent registered public accounting firm.

It is the Audit Committee's policy to pre-approve all auditing services and permitted non-audit services (including fees and the terms thereof) to be performed for Synthetech by the independent registered public accounting firm. The Audit Committee may delegate the authority to grant pre-approvals to subcommittees and may pre-approve services by establishing detailed pre-approval policies and procedures as to a particular service.

All fees to KPMG during fiscal year 2006 and to KPMG and Peterson Sullivan PLLC during fiscal year 2007 were approved by the Audit Committee.

Fees billed by KPMG LLP for services related to fiscal year 2007 and 2006 were as follows:

Services Rendered	Fees
	FY 2007	FY 2006
Audit Fees (1)	$5,000	$90,000
Audit-Related Fees (2)	5,000	5,000
Tax Fees (3)	--	13,000
All Other Fees	--	--
Total	$10,000	$108,000

Fees billed by Peterson Sullivan PLLC for fiscal year 2007 were as follows:

Services Rendered	Fees
FY 2007
Audit Fees (1)	$60,000
Tax Fees (3)	6,000
All Other Fees	--
Total	$66,000

_______________________________
(1)	For professional services for auditing Synthetech's annual financial statements and reviewing the financial statements included in Synthetech's Quarterly Reports on Form 10-Q.
(2)	For professional services for reviewing a Registration Statement on Form S-8 and issuing related consent.
(3)	For professional services for preparing Synthetech's annual tax returns and for advice regarding tax compliance and planning.